                                                                    EXHIBIT 12.1

                              TRENWICK GROUP INC.
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                       THREE MONTHS
                                          ENDED                   YEAR ENDED DECEMBER 31,
                                        MARCH 31,     -----------------------------------------------
                                           1998        1997      1996      1995      1994      1993
                                       ------------   -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Earnings:
Net income...........................    $ 9,245      $35,252   $33,848   $29,841   $20,282   $23,739
Extraordinary loss on debt                    --        1,037        --        --        --        --
  redemption, net of $558 income tax
  benefit............................
Income taxes.........................      1,268       11,241     9,980     8,572     2,753     4,220
                                         -------      -------   -------   -------   -------   -------
Income before income taxes and            10,513       47,530    43,828    38,413    23,035    27,959
  extraordinary item.................
Fixed charges (as below).............      2,566       10,140     6,826     6,805     6,785     6,737
                                         -------      -------   -------   -------   -------   -------
Earnings (for ratio calculation).....    $13,079      $57,670   $50,654   $45,218   $29,820   $34,696
                                         =======      =======   =======   =======   =======   =======
Fixed charges:
Interest expense.....................    $    58      $   894   $ 6,503   $ 6,496   $ 6,469   $ 6,486
Minority interest....................      2,426        8,920        --        --        --        --
Portion of rental expense which               82          326       323       309       316       251
  approximates the interest factor...
                                         -------      -------   -------   -------   -------   -------
Total fixed charges..................    $ 2,566      $10,140   $ 6,826   $ 6,805   $ 6,785   $ 6,737
                                         =======      =======   =======   =======   =======   =======
Ratio of earnings to fixed charges...        5.1          5.7       7.4       6.6       4.4       5.2
                                         =======      =======   =======   =======   =======   =======

     For purposes of computing the consolidated ratios of earnings to fixed charges, "earnings" represent income before income taxes and extraordinary item and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.